Exhibit 99.1

Tidewater Announces Plans to Repurchase Shares of its Common Stock

NEW ORLEANS, August 1, 2008 — Tidewater Inc. (NYSE:TDW) announced today that its Board of Directors has authorized the Company to spend up to $200 million to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company would use its available cash and, when considered advantageous, borrowings under its revolving credit facility, to fund any share repurchases. The repurchase program will end on the earlier of the date that all authorized funds have been expended or June 30, 2009, unless extended by the Board of Directors.

The Company’s previous share repurchase program was recently completed with the Company having purchased from August 2007 through May 2008, a total of 4,502,100 of its common shares at a total cost of $250 million, or an average price paid per common share of $55.53. Cumulatively, the Company’s last three repurchase programs beginning in August 2005 and ending in May 2008, have resulted in the repurchase of a total 9,458,700 common shares at a total cost of $516.2 million, or an average total price paid per common share of $54.57.

Tidewater Inc. owns 453 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.